Exhibit (4)

AGREEMENT AND PLAN OF REORGANIZATION AND TERMINATION

THIS AGREEMENT AND PLAN OF REORGANIZATION AND TERMINATION (“Agreement”) is made as of November 10, 2023, between EQ ADVISORS TRUST, a Delaware statutory trust (“EQAT”), on behalf of EQ/Conservative Allocation Portfolio, EQ/Conservative-Plus Allocation Portfolio, EQ/Moderate Allocation Portfolio, EQ/Moderate-Plus Allocation Portfolio, EQ/Aggressive Allocation Portfolio, Target 2015 Allocation Portfolio, Target 2025 Allocation Portfolio, Target 2035 Allocation Portfolio, Target 2045 Allocation Portfolio, Target 2055 Allocation Portfolio and EQ/Core Plus Bond Portfolio, each a segregated portfolio of assets (“series”) thereof (each, a “New Portfolio”), and EQ PREMIER VIP TRUST, also a Delaware statutory trust (“VIP”), on behalf of EQ/Conservative Allocation Portfolio, EQ/Conservative-Plus Allocation Portfolio, EQ/Moderate Allocation Portfolio, EQ/Moderate-Plus Allocation Portfolio, EQ/Aggressive Allocation Portfolio, Target 2015 Allocation Portfolio, Target 2025 Allocation Portfolio, Target 2035 Allocation Portfolio, Target 2045 Allocation Portfolio, Target 2055 Allocation Portfolio and EQ/Core Plus Bond Portfolio, each a series thereof (each, an “Old Portfolio”). (Each New Portfolio and Old Portfolio is sometimes referred to herein as a “Portfolio,” and each of EQAT and VIP is sometimes referred to herein as an “Investment Company.”) Notwithstanding anything to the contrary contained herein, (1) all agreements, covenants, representations, warranties, actions, and obligations (collectively, “Obligations”) of and by each Portfolio, and of and by each Investment Company, as applicable, on its behalf, shall be the Obligations of that Portfolio only, (2) all rights and benefits created hereunder in favor of a Portfolio shall inure to and be enforceable by the Investment Company of which that Portfolio is a series on that Portfolio’s behalf, and (3) in no event shall any other series of an Investment Company or the assets thereof be held liable with respect to the breach or other default by an obligated Portfolio or Investment Company of its Obligations set forth herein.

Each Investment Company may sell voting shares of beneficial interest in its Portfolios, $0.001 par value per share (“shares”), to (1) separate accounts of Equitable Financial Life Insurance Company (“Equitable”), Equitable Financial Life and Annuity Company, and other affiliated or unaffiliated insurance companies in connection with certain variable annuity certificates and contracts and variable life insurance policies (collectively, “Contracts”) issued thereby and (2) The Equitable 401(k) Plan. Shares in each Portfolio also may be sold to (3) other tax-qualified retirement plans, (4) other portfolios managed by Equitable Investment Management Group, LLC (“EIM”) that currently sell their shares to those accounts and plans, and (5) other investors eligible under applicable Regulations (as defined below). Class K shares are sold only to other series of the Investment Companies and certain group annuity and retirement plans. The Portfolios are underlying investment options for those separate accounts to fund Contracts. Under applicable law, the assets of all those separate accounts (i.e., the shares in the Portfolios) are the property of Equitable, which is the owner of record of those shares, and are held for the benefit of the Contract holders.

The Investment Companies wish to effect eleven (11) separate reorganizations described in section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (“Code”) (all “section” references are to the Code, unless otherwise noted), and intend this Agreement to be, and adopt it as, a “plan of reorganization” (within the meaning of the regulations under the Code (“Regulations”)). Each reorganization will involve an Old Portfolio’s changing its identity – by converting from a series of VIP to a series of EQAT – by (1) transferring all its assets to the New Portfolio (which is being established solely for the purpose of acquiring those assets and continuing the Old Portfolio’s business) listed on Schedule A to this Agreement (“Schedule A”) opposite its name (“corresponding New Portfolio”) in exchange solely for shares in that New Portfolio and that New Portfolio’s assumption of all of the Old Portfolio’s liabilities, (2) distributing those shares pro rata to the Old Portfolio’s shareholders in exchange for their shares therein and in complete liquidation thereof, and (3) terminating the Old Portfolio (all the foregoing transactions involving each Old Portfolio and its corresponding New Portfolio being referred to herein collectively as the “Reorganization”), all on the terms and conditions set forth herein. The consummation of one Reorganization is not contingent on the consummation of any other Reorganization. (For convenience, the balance hereof refers to only a single Reorganization, one Old Portfolio and one New Portfolio, but the terms and conditions hereof shall apply separately to each Reorganization and the Portfolios participating therein.)

Each Investment Company’s board of trustees (each, a “Board”), in each case including a majority of its members who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended (“1940 Act”)) of either Investment Company (“Non-Interested Persons”), (1) has duly adopted and approved this Agreement and the transactions contemplated hereby and has duly authorized its performance hereof on its Portfolio’s behalf by all necessary Board action and (2) has determined that participation in the Reorganization is in the best interests of its Portfolio and that the interests of the existing shareholders thereof will not be diluted as a result of the Reorganization.

Each Old Portfolio offers two or three classes of shares, designated Class A, Class B, and Class K shares (“Class A Old Portfolio Shares,” “Class B Old Portfolio Shares,” and “Class K Old Portfolio Shares,” respectively, and collectively, “Old Portfolio Shares”) as listed on Schedule A. Each New Portfolio also will offer two or three classes of shares, designated Class IA, Class IB, and Class K shares (“Class IA New Portfolio Shares,” “Class IB New Portfolio Shares,” and “Class K New Portfolio Shares,” respectively, and collectively, “New Portfolio Shares”) as listed on Schedule A. The Portfolios’ similarly designated classes of shares have substantially similar characteristics.

In consideration of the mutual promises contained herein, the parties agree as follows:

1.	PLAN OF REORGANIZATION AND TERMINATION

1.1    Subject to the requisite approval of Old Portfolio’s shareholders and the terms and conditions set forth herein, Old Portfolio shall assign, sell, convey, transfer, and deliver all of its assets described in paragraph 1.2 (“Assets”) to New Portfolio. In exchange therefor, New Portfolio shall:

(a)

issue and deliver to Old Portfolio the number of full and fractional (all references herein to “fractional” shares meaning fractions rounded to the eighth decimal place) (1) Class IA New Portfolio Shares equal to the number of full and fractional Class A Old Portfolio Shares then outstanding, (2) Class IB New Portfolio Shares equal to the number of full and fractional Class B Old Portfolio Shares then outstanding, and (3) Class K New Portfolio Shares equal to the number of full and fractional Class K Old Portfolio Shares then outstanding, and

(b)	assume all of Old Portfolio’s liabilities described in paragraph 1.3 (“Liabilities”).

Those transactions shall take place at the Closing (as defined in paragraph 2.1).

1.2    The Assets shall consist of all assets and property of every kind and nature -- including all cash, cash equivalents, securities, commodities, futures interests, receivables (including interest and dividends receivable), claims and rights of action, rights to register shares under applicable securities laws, goodwill, and books and records — Old Portfolio owns at the Effective Time (as defined in paragraph 2.1) and any deferred and prepaid expenses shown as assets on Old Portfolio’s books at that time; and Old Portfolio has no unamortized or unpaid organizational fees or expenses that have not previously been disclosed in writing to EQAT.

1.3    The Liabilities shall consist of all of Old Portfolio’s liabilities, debts, obligations, and duties of whatever kind or nature existing at the Effective Time, whether absolute, accrued, contingent, or otherwise, whether known or unknown, whether or not arising in the ordinary course of business, whether or not determinable at the Effective Time, and whether or not specifically referred to herein, except Reorganization Expenses (as defined in paragraph 3.3(f)) borne by the New Portfolios and/or EIM pursuant to paragraph 6. Notwithstanding the foregoing, Old Portfolio shall use its best efforts to discharge all its known Liabilities before that time.

1.4    At or before the Closing, New Portfolio shall redeem the Initial Shares (as defined in paragraph 5.5) for the amount at which they are issued pursuant to that paragraph. At the Effective Time (or as soon thereafter as is reasonably practicable), Old Portfolio shall distribute the New Portfolio Shares it receives pursuant to paragraph 1.1(a) to the separate accounts for which Equitable holds Old Portfolio Shares, and Other Shareholders, of record at the Effective Time (each, a “Shareholder”), in proportion to their Old Portfolio Shares then so held and in constructive exchange therefor, and shall completely liquidate. That distribution shall be accomplished by EQAT’s transfer agent’s opening accounts on New Portfolio’s shareholder records in the Shareholders’ names and transferring those New Portfolio Shares thereto. Pursuant to that transfer, each Shareholder’s account shall be credited with the number of full and fractional New Portfolio Shares equal to the number of full and fractional Old Portfolio Shares that Shareholder holds at the Effective Time, by class (i.e., the account for each Shareholder that holds Class A Old

Portfolio Shares shall be credited with the number of full and fractional Class IA New Portfolio Shares due that Shareholder, the account for each Shareholder that holds Class B Old Portfolio Shares shall be credited with the number of full and fractional Class IB New Portfolio Shares due that Shareholder, and the account for each Shareholder that holds Class K Old Portfolio Shares shall be credited with the number of full and fractional Class K New Portfolio Shares due that Shareholder). The aggregate net asset value (“NAV”) of New Portfolio Shares of each class to be so credited to each Shareholder’s account shall equal the aggregate NAV of the Old Portfolio Shares of the corresponding class that Shareholder holds at the Effective Time. All issued and outstanding Old Portfolio Shares, including any represented by certificates, shall simultaneously be canceled on Old Portfolio’s shareholder records. EQAT shall not issue certificates representing the New Portfolio Shares issued in connection with the Reorganization.

1.5    Any transfer taxes payable on issuance and transfer of New Portfolio Shares in a name other than that of the registered holder on Old Portfolio’s shareholder records of the Old Portfolio Shares actually or constructively exchanged therefor shall be paid by the transferee thereof, as a condition of that issuance and transfer.

1.6    After the Effective Time, Old Portfolio shall not conduct any business except in connection with its termination. As soon as reasonably practicable after distribution of the New Portfolio Shares pursuant to paragraph 1.4, all actions required to terminate Old Portfolio as a series of VIP shall be taken – and in all events Old Portfolio shall have been terminated as such within six months after the Effective Time – and VIP shall make all filings and take all other actions in connection therewith required by applicable law or necessary and proper to effect that termination.

1.7    Any reporting responsibility of Old Portfolio to a public authority, including the responsibility for filing regulatory reports, tax returns, and other documents with the Securities and Exchange Commission (“Commission”), any state securities commission, any federal, state, and local tax authorities, and any other relevant regulatory authority, is and shall remain its responsibility up to and including the date on which it is terminated. After the Effective Time, except as otherwise agreed to by the Investment Companies, VIP shall or shall cause its agents to cooperate with EQAT and its agents in (a) preparing any federal, state, and local tax returns, including any Forms 1099, required to be filed by either Portfolio with respect to the taxable year in which the Closing occurs and for any prior periods or taxable years and (b) duly filing those tax returns and Forms 1099 filed with the appropriate taxing authorities.

2.	CLOSING AND EFFECTIVE TIME

2.1    Unless the Investment Companies agree otherwise, all acts necessary to consummate the Reorganization (“Closing”) shall take place on November 12, 2023, but shall be deemed to occur simultaneously at the close of business (4:00 p.m., Eastern Time) on November 10, 2023, or a later date as to which they agree (“Effective Time”). The Closing shall be held at the Investment Companies’ offices or at another place as to which they agree.

2.2    VIP shall direct the custodian of Old Portfolio’s assets to deliver to EQAT at the Closing a certificate of an authorized officer (“Certificate”) stating that (a) the Assets it holds will be transferred to New Portfolio at the Effective Time, (b) all necessary taxes in connection with the delivery of the Assets, including all applicable federal and state stock transfer stamps, if any, have been paid or provision for payment has been made, and (c) the information (including adjusted basis and holding period, by lot) concerning the Assets, including all portfolio securities, transferred by Old Portfolio to New Portfolio, as reflected on New Portfolio’s books immediately after the Closing, does or will conform to that information on Old Portfolio’s books immediately before the Closing.

2.3    VIP shall direct its transfer agent to deliver to EQAT at the Closing a Certificate stating that its records contain (a) the name, address, and taxpayer identification number of each Shareholder, (b) the number of full and fractional shares in each outstanding class of Old Portfolio Shares each Shareholder owns, and (c) the dividend reinvestment elections, if any, applicable to each Shareholder, all at the Effective Time.

2.4    EQAT shall direct its transfer agent to deliver to VIP (a) at the Closing, a confirmation, or other evidence satisfactory to VIP, that the New Portfolio Shares to be issued to Old Portfolio pursuant to paragraph 1.1(a) have been credited to Old Portfolio’s account on New Portfolio’s shareholder records and (b) at or as soon as reasonably practicable after the Closing, a Certificate as to the opening of accounts on those records in the Shareholders’ names.

2.5    Each Investment Company shall deliver to the other at the Closing (a) a Certificate in form and substance satisfactory to the recipient and dated the Effective Time, to the effect that the representations and warranties it made herein are true and correct at the Effective Time except as they may be affected by the transactions contemplated hereby and (b) bills of sale, checks, assignments, share certificates, receipts, and/or other documents the other Investment Company or its counsel reasonably requests.

3.	REPRESENTATIONS AND WARRANTIES

3.1    VIP, on Old Portfolio’s behalf, represents and warrants to EQAT, on New Portfolio’s behalf, as follows:

(a)    VIP (1) is a statutory trust that is duly organized, validly existing, and in good standing under the laws of the State of Delaware (a “Delaware Statutory Trust”), and its Certificate of Trust has been duly filed in the office of the Secretary of State thereof, (2) is duly registered under the 1940 Act as an open-end management investment company, which registration is in full force and effect, and (3) has the power to own all its properties and assets and to carry on its business as described in its current registration statement on Form N-1A;

(b)    Old Portfolio is a duly established and designated series of VIP;

(c)    The execution, delivery, and performance hereof have been duly authorized at the date hereof by all necessary action on the part of VIP’s Board, which has made the determinations required by Rule 17a-8(a) under the 1940 Act; and this Agreement constitutes a valid and legally binding obligation of VIP, with respect to Old Portfolio, enforceable in accordance with its terms, except as they may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium, and similar laws affecting the rights and remedies of creditors generally and by general principles of equity;

(d)    At the Effective Time, VIP, on Old Portfolio’s behalf, will have good and marketable title to the Assets and full right, power, and authority to sell, assign, transfer, and deliver the Assets hereunder free of any liens or other encumbrances (except securities that are subject to “securities loans,” as referred to in section 851(b)(2), or are restricted to resale by their terms); and on delivery and payment for the Assets, EQAT, on New Portfolio’s behalf, will acquire good and marketable title thereto, subject to no restrictions on the full transfer thereof, including restrictions that might arise under the Securities Act of 1933, as amended (“1933 Act”);

(e)    VIP, with respect to Old Portfolio, is not currently engaged in, and its execution, delivery, and performance hereof and consummation of the Reorganization will not result in, (1) a conflict with or material violation of any provision of Delaware law, VIP’s Agreement and Declaration of Trust (“VIP Declaration”) or By-Laws, or any agreement, indenture, instrument, contract, lease, or other undertaking (each, an “Undertaking”) to which VIP, with respect to Old Portfolio or on its behalf, is a party or by which it is bound or (2) the acceleration of any obligation, or the imposition of any penalty, under any Undertaking, judgment, or decree to which VIP, with respect to Old Portfolio or on its behalf, is a party or by which it is bound;

(f)    At or before the Effective Time, either (a) all material contracts and other commitments of or applicable to Old Portfolio (other than this Agreement and certain investment contracts, including options, futures, forward contracts, and swap agreements) will terminate or (b) provision for discharge, and/or New Portfolio’s assumption, of any liabilities of Old Portfolio thereunder will be made, without either Portfolio’s incurring any penalty with respect thereto and without diminishing or releasing any rights VIP, on Old Portfolio’s behalf, may have had with respect to actions taken or omitted or to be taken by any other party thereto before the Closing;

(g)    No litigation, administrative proceeding, action, or investigation of or before any court, governmental body, or arbitrator is presently pending or, to VIP’s knowledge, threatened against VIP, with respect to Old Portfolio or any of its properties or assets attributable or allocable to Old Portfolio, that, if adversely determined, would materially and adversely affect Old Portfolio’s financial condition or the conduct of its business; and VIP, on Old Portfolio’s behalf, knows of no facts that might form the basis for the institution of any such litigation, proceeding, action, or investigation and is not a party to or subject to the provisions of any order, decree, judgment, or award of any court, governmental body, or arbitrator that materially and adversely affects Old Portfolio’s business or VIP’s ability to consummate the transactions contemplated hereby;

(h)    Old Portfolio’s Statement of Assets and Liabilities, Portfolio of Investments, Statement of Operations, and Statement of Changes in Net Assets (each, a “Statement”) at and for the fiscal year (in the case of the last Statement, for the two fiscal years) ended December 31, 2022, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, and are in accordance with generally accepted accounting principles consistently applied in the United States (“GAAP”); those Statements (copies of which VIP has furnished to EQAT) present fairly, in all material respects, Old Portfolio’s financial condition at that date in accordance with GAAP and the results of its operations and changes in its net assets for the period(s) then ended; and, to VIP’s management’s best knowledge and belief, there are no known contingent liabilities of Old Portfolio required to be reflected on a balance sheet (including the notes thereto) in accordance with GAAP at that date that are not disclosed therein;

(i)    Since December 31, 2022, there has not been any material adverse change in Old Portfolio’s financial condition, assets, liabilities, or business, other than changes occurring in the ordinary course of business, or any incurrence by Old Portfolio of indebtedness maturing more than one year from the date that indebtedness was incurred; for purposes of this representation and warranty, a decline in Old Portfolio’s NAV due to declines in market values of securities Old Portfolio holds, the discharge of Old Portfolio’s liabilities, or the redemption of Old Portfolio Shares by its shareholders will not constitute a material adverse change;

(j)    All federal, state, and local tax returns, dividend reporting forms, and other tax-related reports (collectively, “Returns”) of Old Portfolio required by law to have been filed by the Effective Time (including any properly and timely filed extensions of time to file) will have been timely filed and are or will be correct in all material respects, and all federal and other taxes shown as due or required to be shown as due on those Returns will have been paid or provision will have been made for the payment thereof (except for amounts that alone or in the aggregate would not reasonably be expected to have a material adverse effect); to the best of VIP’s knowledge, no such Return is currently under audit and no assessment has been asserted with respect to those Returns; and Old Portfolio (a) is in compliance in all material respects with all applicable Regulations pertaining to (1) the reporting of dividends and other distributions on and redemptions of its shares, (2) withholding in respect thereof, and (3) shareholder basis reporting, (b) has withheld in respect of dividends and other distributions and paid to the proper taxing authorities all taxes required to be withheld, and (c) is not liable for any material penalties that could be imposed thereunder;

(k)    Old Portfolio is not classified as a partnership, and instead is classified as an association that is taxable as a corporation, for federal tax purposes and either has elected the latter classification by filing Form 8832 with the Internal Revenue Service (“IRS”) or is a “publicly traded partnership” (as defined in section 7704(b)) that is treated as a corporation; Old Portfolio is an “investment company” (as defined in section 368(a)(2)(F)(iii)) and a “fund” (as defined in section 851(g)(2), eligible for treatment under section 851(g)(1)); Old Portfolio has elected to be a “regulated investment company” under Part I of Subchapter M of Chapter 1 of Subtitle A of the Code (“Subchapter M”) (“RIC”); for each taxable year of its operation (including the taxable year that includes the Effective Time (“current year”)), Old Portfolio has met (and for the current year through the Effective Time will meet) the requirements of Subchapter M for qualification and treatment as a RIC and has been (and for the current year through the Effective Time will be) eligible to and has computed its federal income tax under section 852; and Old Portfolio has no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M did not apply to it;

(l)    All issued and outstanding Old Portfolio Shares are, and at the Effective Time will be, duly and validly issued and outstanding, fully paid, and non-assessable by VIP and have been offered and sold in every state and the District of Columbia in compliance in all material respects with applicable registration requirements of the 1933 Act and state securities laws; all issued and outstanding Old Portfolio Shares will, at the Effective Time, be held by the persons and in the amounts set forth on Old Portfolio’s shareholder records (as provided in the Certificate to be delivered pursuant to paragraph 2.3); and Old Portfolio does not have outstanding any options, warrants, or other rights to subscribe for or purchase any Old Portfolio Shares, nor are there outstanding any securities convertible into any Old Portfolio Shares;

(m)    Old Portfolio incurred the Liabilities, which are associated with the Assets, in the ordinary course of its business;

(n)    Old Portfolio is not under the jurisdiction of a court in a “title 11 or similar case” (as defined in section 368(a)(3)(A));

(o)    Not more than 25% of the value of Old Portfolio’s total assets (excluding cash, cash items, and Government securities) is invested in the stock and securities of any one issuer, and not more than 50% of the value of those assets is invested in the stock and securities of five or fewer issuers;

(p)    On the effective date of the Registration Statement (as defined in paragraph 3.3(a)), at the time of the Shareholders Meeting (as defined in paragraph 4.2), and at the Effective Time, VIP’s current prospectus and statement of additional information (“Pro/SAI”) including Old Portfolio will (1) conform in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and (2) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(q)    The information to be furnished by VIP for use in no-action letters, applications for orders, the Registration Statement, and other documents filed or to be filed with any federal, state, or local regulatory authority (including the Financial Industry Regulatory Authority, Inc. (“FINRA”)) that may be necessary in connection with the transactions contemplated hereby will be accurate and complete in all material respects, will comply in all material respects with federal securities laws and other laws and regulations, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(r)    The New Portfolio Shares to be delivered to Old Portfolio hereunder are not being acquired for the purpose of making any distribution thereof, other than in accordance with the terms hereof; and

(s)    The VIP Declaration permits VIP to vary its shareholders’ investment. VIP does not have a fixed pool of assets -- each series thereof (including Old Portfolio) is a managed portfolio of securities, and EIM and each investment sub-adviser thereof have the authority to buy and sell securities for it.

3.2    EQAT, on New Portfolio’s behalf, represents and warrants to VIP, on Old Portfolio’s behalf, as follows:

(a)    EQAT (1) is a Delaware Statutory Trust, and its Certificate of Trust has been duly filed in the office of the Secretary of State of Delaware, (2) is duly registered under the 1940 Act as an open-end management investment company, which registration is in full force and effect, and (3) has the power to own all its properties and assets and to carry on its business as described in its current registration statement on Form N-1A;

(b)    At the Effective Time, New Portfolio will be a duly established and designated series of EQAT; and New Portfolio has not commenced operations and will not do so until after the Closing;

(c)    The execution, delivery, and performance hereof have been duly authorized at the date hereof by all necessary action on the part of EQAT’s Board, which has made the determinations required by Rule 17a-8(a) under the 1940 Act; and this Agreement constitutes a valid and legally binding obligation of EQAT, with respect to New Portfolio, enforceable in accordance with its terms, except as they may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium, and similar laws affecting the rights and remedies of creditors generally and by general principles of equity;

(d)    Before the Closing, there will be no (1) issued and outstanding New Portfolio Shares, (2) options, warrants, or other rights to subscribe for or purchase any New Portfolio Shares, (3) securities convertible into any New Portfolio Shares, or (4) other securities issued by New Portfolio, except the Initial Shares;

(e)    No consideration other than New Portfolio Shares (and New Portfolio’s assumption of the Liabilities) will be issued in exchange for the Assets in the Reorganization;

(f)    EQAT, with respect to New Portfolio, is not currently engaged in, and its execution, delivery, and performance hereof and consummation of the Reorganization will not result in, (1) a conflict with or material violation of any provision of Delaware law, EQAT’s Amended and Restated Declaration of Trust, as amended (“EQAT Declaration”), or By-Laws, or any Undertaking to which EQAT, with respect to New Portfolio or on its behalf, is a party or by which it is bound or (2) the acceleration of any obligation, or the imposition of any penalty, under any Undertaking, judgment, or decree to which EQAT, with respect to New Portfolio or on its behalf, is a party or by which it is bound;

(g)    No litigation, administrative proceeding, action, or investigation of or before any court, governmental body, or arbitrator is presently pending or, to EQAT’s knowledge, threatened against EQAT, with respect to New Portfolio or any of its properties or assets attributable or allocable to New Portfolio, that, if adversely determined, would materially and adversely affect New Portfolio’s financial condition or the conduct of its business; and EQAT, on New Portfolio’s behalf, knows of no facts that might form the basis for the institution of any such litigation, proceeding, action, or investigation and is not a party to or subject to the provisions of any order, decree, judgment, or award of any court, governmental body, or arbitrator that materially and adversely affects New Portfolio’s business or EQAT’s ability to consummate the transactions contemplated hereby;

(h)    From the time it comes into existence, New Portfolio (1) will not be classified as a partnership, and instead will be classified as an association that is taxable as a corporation, for federal tax purposes (and either has elected the latter classification by filing Form 8832 with the IRS or will be a “publicly traded partnership” (as defined in section 7704(b)) that is treated as a corporation) and (2) will be an “investment company” (as defined in section 368(a)(2)(F)(iii)) and a “fund” (as defined in section 851(g)(2), eligible for treatment under section 851(g)(1)); New Portfolio will file its federal income tax returns on Form 1120-RIC; for the taxable year in which the Reorganization occurs, New Portfolio will meet the requirements of Subchapter M for qualification and treatment as a RIC and will be eligible to and will compute its federal income tax under section 852; and New Portfolio intends to continue to meet all those requirements, and to be eligible to and to so compute its federal income tax, for succeeding taxable years;

(i)    New Portfolio is not under the jurisdiction of a court in a “title 11 or similar case” (as defined in section 368(a)(3)(A));

(j)    There is no plan or intention for New Portfolio to be terminated, dissolved, or merged into another statutory or business trust or a corporation or any “fund” thereof (as defined in section 851(g)(2)) following the Reorganization;

(k)    Assuming the truthfulness and correctness of VIP’s representation and warranty in paragraph 3.1(o), immediately after the Reorganization (1) not more than 25% of the value of New Portfolio’s total assets (excluding cash, cash items, and Government securities) will be invested in the stock and securities of any one issuer and (2) not more than 50% of the value of those assets will be invested in the stock and securities of five or fewer issuers;

(l)    The New Portfolio Shares to be issued and delivered to Old Portfolio, for the Shareholders’ accounts, pursuant to the terms hereof, (1) will have been duly authorized by EQAT and duly registered under the federal securities laws (and appropriate notices respecting them will have been duly filed under applicable state securities laws) at the Effective Time and (2) when so issued and delivered, will be duly and validly issued and outstanding New Portfolio Shares, fully paid and non-assessable by EQAT;

(m)    On the effective date of the Registration Statement, at the time of the Shareholders Meeting, and at the Effective Time, (a) EQAT’s Pro/SAI including New Portfolio will conform in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and (b) that Pro/SAI and the prospectus included in the Registration Statement will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the foregoing will not apply to statements in or omissions from that prospectus made in reliance on and in conformity with information furnished by VIP for use therein;

(n)    The information to be furnished by EQAT for use in no-action letters, applications for orders, the Registration Statement and other documents filed or to be filed with any federal, state, or local regulatory authority (including FINRA) that may be necessary in connection with the transactions contemplated hereby will be accurate and complete in all material respects, will comply in all material respects with federal securities laws and other laws and regulations, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and

(o)    The EQAT Declaration permits EQAT to vary its shareholders’ investment. EQAT does not have a fixed pool of assets – each series thereof (including New Portfolio after it commences operations) is (or will be) a managed portfolio of securities, and EIM and each investment sub-adviser thereof have (or will have) the authority to buy and sell securities for it.

3.3    Each Investment Company, on its Portfolio’s behalf, represents and warrants to the other Investment Company, on its Portfolio’s behalf, as follows:

(a)    No governmental consents, approvals, or authorizations (collectively, “consents”) or filings are required under the 1933 Act, the Securities Exchange Act of 1934, as amended, the 1940 Act, or state securities laws, and no consents or orders of any court are required, for its execution, delivery, and performance hereof on its Portfolio’s behalf, except for (1) EQAT’s filing with the Commission of a registration statement on Form N-14 relating to the New Portfolio Shares issuable hereunder, and any supplement or amendment thereto, including therein a prospectus and proxy statement (“Registration Statement”), and a post-effective amendment to EQAT’s registration statement on Form N-1A and (2) consents, filings, and orders that have been made or received or may be required after the Effective Time;

(b)    The fair market value of the New Portfolio Shares each Shareholder receives will be equal to the fair market value of its Old Portfolio Shares it actually or constructively surrenders in exchange therefor;

(c)    Old Portfolio’s shareholders will pay their own expenses (such as fees of personal investment or tax advisers for advice regarding the Reorganization), if any, incurred in connection with the Reorganization;

(d)    The fair market value and “adjusted basis” (within the meaning of section 1011) of the Assets will equal or exceed the Liabilities to be assumed by New Portfolio and those to which the Assets are subject;

(e)    None of the compensation Equitable or any affiliate thereof receives as a service provider to Old Portfolio will be separate consideration for, or allocable to, any of the Old Portfolio Shares that Equitable (on any Shareholder’s behalf) holds; none of the New Portfolio Shares Equitable (on any

Shareholder’s behalf) receives in the Reorganization will be separate consideration for, or allocable to, any employment agreement, investment advisory agreement, or other service agreement; and the compensation paid to Equitable or any affiliate thereof will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s-length for similar services;

(f)    No expenses incurred by Old Portfolio or on its behalf in connection with the Reorganization will be paid or assumed by Equitable, any affiliate thereof (including EIM), or any other third party unless those expenses are solely and directly related to the Reorganization (determined in accordance with the guidelines set forth in Rev. Rul. 73-54, 1973-1 C.B. 187) (“Reorganization Expenses”), and no cash or property other than New Portfolio Shares will be transferred to Old Portfolio or any of its shareholders with the intention that it be used to pay any expenses (even Reorganization Expenses) thereof;

(g)    Immediately following consummation of the Reorganization, (1) the Shareholders will own all the New Portfolio Shares and will own those shares solely by reason of their ownership of the Old Portfolio Shares immediately before the Reorganization and (2) New Portfolio will hold the same assets – except for assets used to pay the Portfolios’ expenses incurred in connection with the Reorganization – and be subject to the same liabilities that Old Portfolio held or was subject to immediately before the Reorganization, plus any liabilities for those expenses; and those excepted assets, together with the amount of all redemptions and distributions (other than regular, normal dividends) Old Portfolio makes immediately preceding the Reorganization, will, in the aggregate, constitute less than 1% of its net assets;

(h)    There will be no dissenters to the Reorganization under the applicable provisions of Delaware law, and New Portfolio will not pay cash in lieu of fractional New Portfolio Shares in connection with the Reorganization;

(i)    The Reorganization is being undertaken for bona fide business purposes (and not a purpose to avoid federal income tax); and

(j)    The principal purpose of New Portfolio’s assumption of the Liabilities is not avoidance of federal income tax on the transaction.

4.	COVENANTS

4.1    VIP covenants to operate Old Portfolio’s business in the ordinary course between the date hereof and the Closing, it being understood that:

(a) such ordinary course will include declaring and paying customary dividends and other distributions and changes in operations contemplated by Old Portfolio’s normal business activities; and

(b) Old Portfolio will retain exclusive control of the composition of its portfolio until the Closing.

4.2    VIP covenants to call and hold a meeting of Old Portfolio’s shareholders to consider and act on this Agreement and to take all other action necessary to obtain approval of the transactions contemplated hereby (“Shareholder Meeting”).

4.3    VIP covenants that it will assist EQAT in obtaining information EQAT reasonably requests concerning the beneficial ownership of Old Portfolio Shares.

4.4    VIP covenants that it will turn over its books and records regarding Old Portfolio (including all tax books and records and all books and records required to be maintained under the 1940 Act and the rules and regulations thereunder) to EQAT at the Closing.

4.5    Each Investment Company covenants that it will, from time to time, as and when requested by the other Investment Company, execute and deliver or cause to be executed and delivered all assignments and other instruments, and will take or cause to be taken all further action, the other Investment Company deems necessary or desirable in order to vest in, and confirm to, (a) EQAT, on New Portfolio’s behalf, title to and possession of all the Assets, and (b) VIP, on Old Portfolio’s behalf, title to and possession of the New Portfolio Shares to be delivered hereunder, and otherwise to carry out the intent and purpose hereof.

4.6    EQAT covenants to use all reasonable efforts to obtain the consents required by the 1933 Act, the 1940 Act, and applicable state securities laws it deems appropriate to commence and continue New Portfolio’s operations after the Effective Time.

4.7    VIP covenants to distribute all the New Portfolio Shares it receives in the Reorganization to the Shareholders in complete liquidation of Old Portfolio.

4.8    As promptly as practicable, but in any case within sixty days, after the Effective Time, VIP shall furnish to EQAT, in a form reasonably satisfactory to EQAT, a Certificate stating the earnings and profits of Old Portfolio for federal income tax purposes that will be carried over by New Portfolio as a result of section 381.

4.9    It is the Investment Companies’ intention that the Reorganization will qualify as a reorganization with the meaning of section 368(a)(1)(F). Neither Investment Company shall take any action or cause any action to be taken (including the filing of any tax return) that is inconsistent with that treatment or results in the failure of the Reorganization to qualify as such a reorganization.

4.10    Subject to this Agreement, each Investment Company covenants to take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper, or advisable to consummate and effectuate the transactions contemplated hereby.

5.	CONDITIONS PRECEDENT

Each Investment Company’s obligations hereunder shall be subject to (a) the other Investment Company’s performance of all its obligations to be performed hereunder at or before the Closing, (b) all representations and warranties of the other Investment Company contained herein being true and correct in all material respects at the date hereof and, except as they may be affected by the transactions contemplated hereby, at the Effective Time, with the same force and effect as if made at that time, and (c) the following further conditions that, at or before that time:

5.1    This Agreement and the transactions contemplated hereby shall have been duly adopted and approved by both Boards and by Old Portfolio’s shareholders at the Shareholders Meeting (including any adjournment(s) thereof);

5.2    All necessary filings shall have been made with the Commission and state securities authorities, and no order or directive shall have been received that any other or further action is required to permit the Investment Companies to carry out the transactions contemplated hereby; the Registration Statement shall have become effective under the 1933 Act and no stop orders suspending the effectiveness thereof shall have been issued, and, to each Investment Company’s best knowledge, no investigation or proceeding for that purpose shall have been instituted or shall be pending, threatened, or contemplated under the 1933 Act or the 1940 Act; the Commission shall not have issued an unfavorable report with respect to the Reorganization under section 25(b) of the 1940 Act nor instituted any proceedings seeking to enjoin consummation of the transactions contemplated hereby under section 25(c) of the 1940 Act; and all consents, orders, and permits of federal, state, and local regulatory authorities (including the Commission and state securities authorities) either Investment Company deems necessary to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except where failure to obtain same would not involve a risk of a material adverse effect on either Portfolio’s assets or properties, provided that either Investment Company may for itself waive any of those conditions;

5.3    At the Effective Time, no action, suit, or other proceeding shall be pending (or, to either Investment Company’s best knowledge, threatened to be commenced) before any court, governmental agency, or arbitrator in which it is sought to enjoin the performance of, restrain, prohibit, affect the enforceability of, or obtain damages or other relief in connection with, the transactions contemplated hereby;

5.4    The Investment Companies shall have received an opinion of K&L Gates LLP (“Counsel”) as to the federal income tax consequences mentioned below (“Tax Opinion”). In rendering the Tax Opinion, Counsel may rely as to factual matters, exclusively and without independent verification, on the representations and warranties made in this Agreement, which Counsel may treat as representations and warranties made to it (that, notwithstanding paragraph 7, shall survive the Closing), and in separate letters, if Counsel requests, addressed to it (collectively, “Representations”) and the Certificates delivered pursuant to paragraph 2.5(a). The Tax Opinion shall be substantially to the effect that – based on the facts and assumptions stated therein and conditioned on the Representations’ being true and complete at the Effective Time and consummation of the Reorganization in accordance herewith (without the waiver or modification of any terms or conditions hereof and without taking into account any amendment hereof that Counsel has not approved) – for federal income tax purposes:

(a)    New Portfolio’s acquisition of the Assets in exchange solely for New Portfolio Shares and its assumption of the Liabilities, followed by Old Portfolio’s distribution of those shares pro rata to the Shareholders actually or constructively in exchange for their Old Portfolio Shares and in complete liquidation of Old Portfolio, will qualify as a “reorganization” (as defined in section 368(a)(1)(F)), and each Portfolio will be “a party to a reorganization” (within the meaning of section 368(b));

(b)    Old Portfolio will recognize no gain or loss on the transfer of the Assets to New Portfolio in exchange solely for New Portfolio Shares and New Portfolio’s assumption of the Liabilities or on the subsequent distribution of those shares to the Shareholders in exchange for their Old Portfolio Shares;

(c)    New Portfolio will recognize no gain or loss on its receipt of the Assets in exchange solely for New Portfolio Shares and its assumption of the Liabilities;

(d)    New Portfolio’s basis in each Asset will be the same as Old Portfolio’s basis therein immediately before the Reorganization, and New Portfolio’s holding period for each Asset will include Old Portfolio’s holding period therefor (except where New Portfolio’s investment activities have the effect of reducing or eliminating an Asset’s holding period);

(e)    A Shareholder will recognize no gain or loss on the exchange of all its Old Portfolio Shares solely for New Portfolio Shares pursuant to the Reorganization;

(f)    A Shareholder’s aggregate basis in the New Portfolio Shares it receives in the Reorganization will be the same as the aggregate basis in its Old Portfolio Shares it actually or constructively surrenders in exchange for those New Portfolio Shares; and its holding period for those New Portfolio Shares will include, in each instance, its holding period for those Old Portfolio Shares, provided the Shareholder holds the latter as capital assets at the Effective Time; and

(g)    For purposes of section 381, New Portfolio will be treated just as Old Portfolio would have been treated if there had been no Reorganization. Accordingly, the Reorganization will not result in the termination of Old Portfolio’s taxable year, Old Portfolio’s tax attributes enumerated in section 381(c) will be taken into account by New Portfolio as if there had been no Reorganization, and the part of Old Portfolio’s taxable year before the Reorganization will be included in New Portfolio’s taxable year after the Reorganization.

Notwithstanding subparagraphs (b) and (d), the Tax Opinion may state that no opinion is expressed as to the effect of the Reorganization on Old Portfolio with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes on the termination or transfer thereof under a mark-to-market system of accounting;

5.5    Before the Closing, EQAT’s Board shall have authorized the issuance of, and EQAT shall have issued, one New Portfolio Share in each class (“Initial Shares”) to Equitable or an affiliate thereof, in consideration of the payment of $10.00 each (or other amount that Board determines), to vote on the investment management and sub-advisory contracts, distribution and service plan, and other agreements and plans referred to in paragraph 5.6 and to take whatever action it may be required to take as New Portfolio’s sole shareholder;

5.6    EQAT, on New Portfolio’s behalf, shall have entered into, or adopted, as appropriate, an investment management contract, a sub-advisory contract, a distribution and service plan pursuant to Rule 12b-1 under the 1940 Act, and other agreements and plans necessary for New Portfolio’s operation as a series of an open-end management investment company. Each such contract, plan, and agreement shall have been approved by EQAT’s Board and, to the extent required by law (as interpreted by Commission staff positions), by its trustees who are Non-Interested Persons thereof and by Equitable or its affiliate as New Portfolio’s sole shareholder;

5.7    EQAT, on New Portfolio’s behalf, shall have executed and delivered at or before the Closing a Certificate confirming that EQAT, on New Portfolio’s behalf, assumes all of the Liabilities; and

5.8    At any time before the Closing, either Investment Company may waive any of the foregoing conditions (except those set forth in paragraphs 5.1 and 5.4) if, in the judgment of its Board, that waiver will not have a material adverse effect on its Portfolio’s shareholders’ interests.

6.	EXPENSES

The expenses of the Reorganizations shall be borne by all the Old Portfolios as described in the Registration Statement, except that (a) no Old Portfolio shall bear any brokerage or similar expenses incurred by or for the benefit of another Portfolio in connection with the Reorganizations, which shall be borne by the Portfolio that directly incurs them, and (b) expenses shall be paid by the Portfolio directly incurring them if and to the extent that the payment thereof by another person would result in that Portfolio’s disqualification as a RIC.

7.	ENTIRE AGREEMENT; NO SURVIVAL

Neither Investment Company has made any representation, warranty, or covenant not set forth herein, and this Agreement constitutes the entire agreement between the Investment Companies. The representations, warranties, and covenants contained herein or in any document delivered pursuant hereto or in connection herewith shall not survive the Closing (except to the extent provided in paragraph 5.4).

8.	TERMINATION OF AGREEMENT

This Agreement may be terminated at any time at or before the Closing:

8.1    By either Investment Company (a) in the event of the other Investment Company’s material breach of any representation, warranty, or covenant contained herein to be performed at or before the Closing, (b) if a condition to its obligations has not been met and it reasonably appears that that condition will not or cannot be met, (c) if a governmental body issues an order, decree, or ruling having the effect of permanently enjoining, restraining, or otherwise prohibiting consummation of the Reorganization, or (d) if the Closing has not occurred on or before November 12, 2024, or another date to which the Investment Companies agree; or

8.2    By the Investment Companies’ mutual agreement.

In the event of termination under paragraphs 8.1(c) or (d) or 8.2, neither Investment Company (nor its trustees, officers, or shareholders) shall have any liability to the other Investment Company.

9.	AMENDMENTS

The Investment Companies may amend, modify, or supplement this Agreement at any time in any manner they mutually agree on in writing, notwithstanding Old Portfolio’s shareholders’ approval thereof; provided that, following that approval no such amendment, modification, or supplement shall have a material adverse effect on the Shareholders’ interests.

10.	MISCELLANEOUS

10.1    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to principles of conflicts of laws; provided that, in the case of any conflict between those laws and the federal securities laws, the latter shall govern.

10.2    Nothing expressed or implied herein is intended or shall be construed to confer on or give any person, firm, trust, or corporation other than each Investment Company, on its Portfolio’s behalf, and its respective successors and assigns any rights or remedies under or by reason hereof.

10.3    Notice is hereby given that this instrument is executed and delivered on behalf of each Investment Company’s trustees solely in their capacities as trustees, and not individually, and that each Investment Company’s obligations under this instrument are not binding on or enforceable against any of its trustees, officers, shareholders, or series other than its Portfolio but are only binding on and enforceable against its property attributable to and held for the benefit of its Portfolio (“Portfolio’s Property”) and not its property attributable to and held for the benefit of any other series thereof. Each Investment Company, in asserting any rights or claims hereunder on its or its Portfolio’s behalf, shall look only to the other Portfolio’s Property in settlement of those rights or claims and not to the property of any other series of the other Investment Company or to those trustees, officers, or shareholders.

10.4    Any term or provision hereof that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of that invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions hereof or affecting the validity or enforceability of any of the terms and provisions hereof in any other jurisdiction.

10.5    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been executed by each Investment Company and delivered to the other Investment Company. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation hereof.

IN WITNESS WHEREOF, each party has caused this Agreement to be executed and delivered by its duly authorized officer as of the day and year first written above.

EQ ADVISORS TRUST, on behalf of each New Portfolio

By:	/s/ Steven M. Joenk
Name:	Steven M. Joenk
Title:	Chief Executive Officer

EQ PREMIER VIP TRUST, on behalf of each Old Portfolio

By:	/s/ Brian E. Walsh
Name:	Brian E. Walsh
Title:	Chief Financial Officer

SCHEDULE A

NEW PORTFOLIOS (series of EQAT)	OLD PORTFOLIOS (series of VIP)

EQ/Conservative Allocation Portfolio Class IA, Class IB, Class K	EQ/Conservative Allocation Portfolio Class A, Class B, Class K

EQ/Conservative-Plus Allocation Portfolio Class IA, Class IB, Class K	EQ/Conservative-Plus Allocation Portfolio Class A, Class B, Class K

EQ/Moderate Allocation Portfolio Class IA, Class IB, Class K	EQ/Moderate Allocation Portfolio Class A, Class B, Class K

EQ/Moderate-Plus Allocation Portfolio Class IA, Class IB, Class K	EQ/Moderate-Plus Allocation Portfolio Class A, Class B, Class K

EQ/Aggressive Allocation Portfolio Class IA, Class IB, Class K	EQ/Aggressive Allocation Portfolio Class A, Class B, Class K

EQ/Core Plus Bond Portfolio Class IA, Class IB, Class K	EQ/Core Plus Bond Portfolio Class A, Class B, Class K

Target 2015 Allocation Portfolio Class IB, Class K	Target 2015 Allocation Portfolio Class B, Class K

Target 2025 Allocation Portfolio Class IB, Class K	Target 2025 Allocation Portfolio Class B, Class K

Target 2035 Allocation Portfolio Class IB, Class K	Target 2035 Allocation Portfolio Class B, Class K

Target 2045 Allocation Portfolio Class IB, Class K	Target 2045 Allocation Portfolio Class B, Class K

Target 2055 Allocation Portfolio Class IB, Class K	Target 2055 Allocation Portfolio Class B, Class K